EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ACQUIRES WEST MANHEIM TOWNSHIP WATER SYSTEM

York, Pennsylvania, May 16, 2007: The York Water Company's (Nasdaq:YORW) President, Jeffrey S. Osman, announced today the Company has entered into an agreement to acquire the water system of West Manheim Township in York County, Pennsylvania. This acquisition will result in the addition of 2,100 customers. The agreement is subject to the approval of the Pennsylvania Public Utility Commission and Pennsylvania Department of Environmental Protection.

Following acquisition, the Company will serve the customers of the Township by using York Water's fully filtered and treated water supply. This treated water supply will be provided through a main, which will be constructed by York Water to interconnect with the Township's existing distribution facilities. The interconnection is expected to be completed by April 1, 2008. In addition to the interconnection, York Water will invest nearly one million dollars in West Manheim's distribution system to improve water pressure, fire protection and customer service. After April 1, 2008, the residents and businesses of the West Manheim Township will enjoy "That good York water".

This acquisition marks the fifth water system acquired by the Company since January 2005 and is the largest acquisition in the Company's history.